EXHIBIT 99.1

                        MEDI-HUT RECEIVES NOTIFICATION OF
                       ADDITIONAL DEFICIENCIES FROM NASDAQ

Wall Township, New Jersey (March 11, 2003); Medi-Hut Co., Inc. (NASDAQ SC:
MHUTE) ("Medi-Hut" or the "Company") announced today that it has received a notice of additional deficiencies from the Nasdaq Stock Market that could result in Medi-Hut's stock being delisted from the Nasdaq SmallCap Market. Medi-Hut had previously announced that it had received notice from the Nasdaq Stock Market that its stock could be delisted due to its failure to file its Annual Report on Form 10-K for the year ended October 31, 2002. An oral hearing will be held before Nasdaq on Thursday, March 13, 2003 at which the Company will present its position.

     In addition to the issue concerning the delinquent filing of the Form 10-K, Nasdaq has notified Medi-Hut that certain information previously provided to the staff of the Nasdaq Stock Market regarding Medi-Hut's sales to Larval Corp., a significant customer of the Company, has raised public interest concerns. The Nasdaq staff believes that the Company may not have provided adequate disclosure regarding the relationship between Larval and one of Medi-Hut's employees as required by general accepting accounting principles. In addition, as a result of Nasdaq's review of Medi-Hut, the staff has questioned Medi-Hut's internal control structure.

     The Company is currently reviewing its prior disclosures concerning Larval and anticipates addressing Nasdaq's concerns in future filings with the Securities and Exchange Commission. In addition, the Company believes its engagement of Century Capital Associates LLC has strengthened its internal control structure. The Company will continue to cooperate and work with Nasdaq to resolve the concerns raised. In any event, Medi-Hut cannot determine what the outcome of the hearing before the Nasdaq Stock Market will be, and a delisting of its stock from the Nasdaq SmallCap Market might have a materially adverse effect on the Company's business and share price.

     Statements about the Company's future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are "forward looking statements within the meaning of Section 27A of the Securities Exchange Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forwarding-looking statements shall be subject to the safe harbors created thereby. Since these statements involve risks and uncertainties and are subject to change at any time, the Company's actual results could differ materially from expected results.

Contact:

Medi-Hut Co., Inc.
Adele Ehlin, Chief, Investor Relations, 732-919-2799